As filed with the Securities and Exchange Commission on May 31, 2012

Registration No. 333-_______

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Valhi, Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	87-0110150 (I.R.S. Employer Identification Number)

Three Lincoln Centre 5430 LBJ Freeway, Suite 1700 Dallas, Texas 75240-2697 (972) 233-1700 (Address, including zip code, and telephone number, including area code, of principal executive offices)
Valhi, Inc. 2012 Director Stock Plan `(Full title of the plan)
A. Andrew R. Louis
Vice President, Secretary and Associate General Counsel
Valhi, Inc.
Three Lincoln Centre
5430 LBJ Freeway, Suite 1700
Dallas, Texas  75240-2697
(972) 233-1700
(972) 448-1445 (facsimile)
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer☐		Accelerated filer ☒
Non-accelerated filer ☐	(Do not check if a smaller reporting company)	Smaller reporting company☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)(3)	Proposed Maximum Aggregate Offering Price (2)(3)	Amount of Registration Fee (3)
Common stock, par value $0.01 per share	200,000	$15.262	$3,052,400	$349.81

(1)
Pursuant to Rule 416, additional shares of the registrant’s common stock, par value $0.01 per share, issuable pursuant to the terms of the plan in order to prevent dilution resulting from any future stock split, stock dividend or similar transaction are also being registered hereunder.

(2)	Estimated solely for the purpose of calculating the registration fee.
(3)
Calculated pursuant to Rule 457(c) and (h).  Accordingly, the price per share of the common stock offered hereunder pursuant to the plan is based on 200,000 shares of common stock reserved for issuance under the plan at a price per share of $15.262, which is the average of the highest and lowest selling price per share of common stock on the New York Stock Exchange on May 29, 2012. The result is rounded to the nearest penny.

PART I
INFORMATION REQUIRED IN SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I of this Registration Statement on Form S-8 will be sent or given to plan participants as specified in Rule 428(b)(1) promulgated by the U.S. Securities and Exchange under the Securities Act of 1933, as amended.  Such documents are not required to be filed with the SEC but constitute (along with the documents incorporated by reference in this registration statement pursuant to Item 3 of Part II of this registration statement) a prospectus that meets the requirements of Section 10(a) of the Securities Act.

The following references in this registration statement shall have the following meanings:

“2012 Director Stock Plan” or “2012 plan” shall mean the Valhi, Inc. 2012 Director Stock Plan;

“Securities Exchange Act” or “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended;

“SEC” shall mean the U.S. Securities and Exchange Commission;

“Securities Act” shall mean the Securities Act of 1933, as amended; and

“us,” “our,” or “we,” shall mean the registrant, Valhi, Inc., a Delaware corporation.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

The SEC allows us to “incorporate by reference” information into this registration statement, which means that we can disclose important information to you by referring you to another document filed separately with the SEC.  The information incorporated by reference is considered to be part of this registration statement, and subsequent information that we file with the SEC will automatically update this registration statement.  We incorporate by reference into this registration statement the documents listed below:

(a)
our Annual Report on Form 10-K for the fiscal year ended December 31, 2011, which contains our audited financial statements for the year ended December 31, 2011, that we filed with the SEC on March 7, 2012;

(b)	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2012;

(c)	our Definitive Proxy Statement on Schedule14A that we with filed the SEC on April 10, 2012;

(d)	our Definitive Information Statement on Schedule14C that we with filed the SEC on April 10, 2012;

(e)	our Current Reports on Form 8-K that we filed with the SEC on March 16, May 9, May 10 and May 31, 2012; and

(f)	the description of our capital stock contained in Item 4 of this current report, including any amendments or supplements to the description.

In addition, all documents filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act, subsequent to the date of this registration statement and prior to the filing of a post-effective amendment to this registration statement that indicates all securities offered have been granted or that deregisters all remaining securities that have not been granted, shall be deemed to be incorporated by reference into this registration statement and to be a part of this registration statement from the date of the filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference into this registration statement shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained in this registration statement (or in any other subsequently filed document that also is incorporated or deemed to be incorporated by reference into this registration statement), modifies or supersedes such statement.  Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4.  Description of Securities.

Even though our common stock is already registered under Section 12 of the Securities Exchange Act, we are providing a current description of our capital stock.

Description of Common Stock

Common Stock Outstanding.  As of May 31, 2012, there were 339,116,449 shares of our common stock issued and outstanding.  The outstanding shares of our common stock are duly authorized, validly issued, fully paid and nonassessable.  NL Industries, Inc., NL Environmental Management Services, Inc. and Kronos Worldwide, Inc. are subsidiaries of ours and directly hold 10,814,370, 3,558,600 and 1,724,916 shares of our common stock, respectively.  Since NL Industries, Inc., NL Environmental Management Services, Inc. and Kronos Worldwide, Inc. are subsidiaries of ours and pursuant to Delaware law, we treat the shares of our common stock that each of them own as treasury stock for voting purposes.  For the purposes of the disclosure in this registration statement, such shares are not deemed outstanding.

Voting Rights.  Each holder of our common stock is entitled to one vote for each share of our common stock held of record on the applicable record date on all matters submitted to a vote of our stockholders.

Dividend Rights.  Holders of our common stock are entitled to receive such dividends as may be declared from time to time by our board of directors out of funds legally available for dividends, subject to any preferential dividend rights granted to the holders of any outstanding shares of preferred stock.

Rights upon Liquidation.  Holders of our common stock are entitled to share pro rata, upon our liquidation, dissolution or winding up, in all remaining assets available for distribution to stockholders after payment of or provision for our liabilities and the liquidation preference of any outstanding preferred stock of ours at that time.

No Preemptive Rights.  Holders of our common stock have no preemptive rights to purchase, subscribe for or otherwise acquire any unissued or treasury shares of our common stock or any of our other securities.

Description of Preferred Stock

Preferred Stock Outstanding.  As of May 31, 2012, we have designated and issued 5,000 shares of 6% Series A preferred stock, par value $0.01 per share.  Each share of Series A preferred stock:

•	entitles its holder to:

o
upon our liquidation, dissolution or winding up of our affairs, to be paid a liquidation preference of $133,466.75 per share of Series A preferred stock, which is referred to as the liquidation preference, plus an amount equal to any declared and unpaid dividends (and only to the extent declared and unpaid) for the full or partial dividend period in which the liquidation, dissolution or winding up occurs, before any distribution of assets is made to holders of our common stock;

o
receive, only when and as authorized and declared by our board of directors, cash dividends at the annual rate of 6% of the per share liquidation preference, which dividends are  payable quarterly in arrears and do not accrue or accumulate under any circumstances;

•	does not entitle its holder to:

o	a preferential dividend right that is senior to our common stock;
o	except in limited circumstances, any voting rights; and
o	redemption or conversion rights or maturity date or protections provided by a sinking fund.

This description of our 6% Series A preferred stock is qualified in its entirety the actual terms of our amended and restated certificate of designations, rights and preferences of 6% Series A preferred stock, the terms of which are incorporated by reference to our Current Report on Form 8-K we filed with the SEC on March 30, 2007 (File No. 1-5467).

Blank Check Preferred Stock.  Under our restated certificate of incorporation, our board of directors has the authority, without stockholder approval, to create one or more classes or series within a class of preferred stock, to issue shares of preferred stock in such class or series up to the maximum number of shares of the relevant class or series of preferred stock authorized, and to determine the preferences, rights, privileges and restrictions of any such class or series, including the dividend rights, voting rights, the rights and terms of redemption, the rights and terms of conversion, liquidation preferences, the number of shares constituting any such class or series and the designation of such class or series. Acting under this authority, our board of directors could create and issue a class or series of preferred stock with rights, privileges or restrictions, and adopt a stockholder rights plan, having the effect of discriminating against an existing or prospective holder of securities as a result of such stockholder beneficially owning or commencing a tender offer for a substantial amount of our common stock.  One of the effects of authorized but unissued and unreserved shares of preferred stock may be to issue shares of preferred stock with rights superior to our common stock.  Another of the effects of authorized but unissued and unreserved shares of capital stock may be to render more difficult or discourage an attempt by a potential acquirer to obtain control of us by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of our management. The issuance of such shares of capital stock may have the effect of delaying, deferring or preventing a change in control of us without any further action by our stockholders.  However, since we are a majority owned subsidiary of Valhi Holding Company, it would be difficult for an unrelated party to obtain control of us without the cooperation of our controlling stockholder.  We have no present intention to adopt a stockholder rights plan, but could do so without stockholder approval at any future time.

Item 6.  Indemnification of Directors and Officers.

Delaware General Corporation Law, our restated certificate of incorporation and amended and restated bylaws contain provisions relating to the limitation of liability and indemnification of our directors and officers.

Our certificate of incorporation provides that our directors are not personally liable to us or our stockholders for monetary damages for breach of their fiduciary duties as directors, except for such liability as is expressly not subject to limitation under Delaware corporate law, as the same exists or may be amended to further limit or eliminate such liability.  Existing Delaware law permits the elimination or limitation of directors’ personal liability to us or our stockholders for monetary damages for breach of their fiduciary duties as directors, except liability for:

•	any breach of a director’s duty of loyalty to us or our stockholders;

•	acts or omissions not in good faith or involving intentional misconduct or a knowing violation of law;

•	any transaction from which a director derived improper personal benefit;

•	the unlawful payment of dividends; and

•	unlawful stock repurchases or redemptions.

Because of these exculpation provisions, stockholders may be unable to recover monetary damages against directors for actions taken by them that constitute negligence or that otherwise violate their fiduciary duties as directors, although it may be possible to obtain injunctive or other equitable relief with respect to such actions.  If equitable remedies are not available to stockholders, stockholders may not have an effective remedy against a director in connection with the director’s conduct.

Our restated certificate of incorporation provides as follows:

•	we must, to the fullest extent permitted by law, indemnify any and all of our officers and directors;

•	we may, to the fullest extent permitted by law or to such lesser extent as is determined in the discretion of the board of directors, indemnify all other persons; and

•	we may advance expenses to all persons to whom we have the power to indemnify.

Our amended and restated bylaws provide as follows:

•	we must indemnify our directors and officers to the fullest extent permitted under Delaware law;

•
we must advance reasonable expenses (including attorneys’ fees) of a director or officer for an indemnifiable claim upon receipt of a written undertaking by or on behalf of the director or officer to repay such amount if it is ultimately determined that he or she is not entitled to be indemnified by us as authorized in our bylaws;

•
if we receive a claim for indemnification of expenses of an indemnifiable claim and do not pay the claim within 30 days of its receipt, the claimant may bring suit to recover the unpaid amount and, if successful in whole or in part, the claimant will also be entitled to be paid the expenses of prosecuting such claim; and

•	we may grant rights of indemnification and advancement of expenses to any person who is not at the time our current director or officer.

Additionally, we have in effect director and officer liability insurance.

Item 8.  Exhibits.

The following documents are filed as a part of this registration statement.

Exhibit	Description of Exhibit

4.1
Restated Certificate of Incorporation as of the registrant — incorporated by reference to Exhibit 3.1 to the registrant’s Current Report on Form 8-K filed with the SEC on May 10, 2012 (File No. 1-5467).

4.2
Amended and Restated Certificate of Designations, Rights and Preferences of 6% Series A Preferred Stock of the registrant — incorporated by reference to Exhibit 4.1 to the registrant’s Current Report on Form 8-K filed with the SEC on March 30, 2007 (File No. 1-5467).

4.3
Amended and Restated Bylaws of the registrant (amended and restated as of November 6, 2007) — incorporated by reference to Exhibit 3.1 to the registrant’s Current Report on Form 8-K filed with the SEC on November 6, 2007 (File No.1-5467).

4.4*	Form of the registrant’s stock certificate for common stock, par value $0.01 per share.
4.5*	Valhi, Inc. 2012 Director Stock Plan
5.1*	Opinion of A. Andrew R. Louis, Esq.
23.1*	Consent of A. Andrew R. Louis, Esq. (included in his opinion filed as Exhibit 5.1).
23.2*	Consent of PricewaterhouseCoopers LLP
24.1*	Power of Attorney (see the initial signature page of this registration statement).

*           Filed with this registration statement.

Item 9.  Undertakings.

A.           The undersigned registrant hereby undertakes:

(1)           to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)           to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)           to reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement;

(iii)           to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

(2)           that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B.           The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C.           Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Dallas, state of Texas, on May 31, 2012:

Valhi, Inc.

By:   /s/ A. Andrew R. Louis
A. Andrew R. Louis
Vice President and Secretary

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints Gregory M. Swalwell, Robert D. Graham and A. Andrew R. Louis, and each of them, his true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same with all exhibits, thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or either of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Harold C. Simmons Harold C. Simmons	Chairman of the Board	May 31, 2012

/s/ Glenn R. Simmons Glenn R. Simmons	Vice Chairman of the Board	May 31, 2012

/s/ Steven L. Watson Steven L. Watson	President and Chief Executive Officer (Principal Executive Officer)	May 31, 2012

/s/ Bobby D. O’Brien Bobby D. O’Brien	Vice President and Chief Financial Officer (Principal Financial Officer)	May 31, 2012

/s/ Gregory M. Swalwell Gregory M. Swalwell	Vice President and Controller (Principal Accounting Officer)	May 31, 2012

/s/ Thomas E. Barry Thomas E. Barry	Director	May 31, 2012

/s/ Norman S. Edelcup Norman S. Edelcup	Director	May 31, 2012

/s/ W. Hayden McIlroy W. Hayden McIlroy	Director	May 31, 2012

Exhibit Index

The following documents are filed as a part of this registration statement.

Exhibit	Description of Exhibit

4.1
Restated Certificate of Incorporation as of the registrant — incorporated by reference to Exhibit 3.1 to the registrant’s Current Report on Form 8-K filed with the SEC on May 10, 2012 (File No. 1-5467).

4.2
Amended and Restated Certificate of Designations, Rights and Preferences of 6% Series A Preferred Stock of the registrant — incorporated by reference to Exhibit 4.1 to the registrant’s Current Report on Form 8-K filed with the SEC on March 30, 2007 (File No. 1-5467).

4.3
Amended and Restated Bylaws of the registrant (amended and restated as of November 6, 2007) — incorporated by reference to Exhibit 3.1 to the registrant’s Current Report on Form 8-K filed with the SEC on November 6, 2007 (File No.1-5467).

4.4*	Form of the registrant’s stock certificate for common stock, par value $0.01 per share.
4.5*	Valhi, Inc. 2012 Director Stock Plan
5.1*	Opinion of A. Andrew R. Louis, Esq.
23.1*	Consent of A. Andrew R. Louis, Esq. (included in his opinion filed as Exhibit 5.1).
23.2*	Consent of PricewaterhouseCoopers LLP
24.1*	Power of Attorney (see the initial signature page of this registration statement).

*           Filed with this registration statement.